As filed with the Securities and Exchange Commission on December 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

FIRST COMMUNITY CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina	57-1010751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd.

Lexington, South Carolina 29072

(Address of Principal Executive Offices) (Zip Code)

First Community Corporation 2021 Omnibus Equity Incentive Plan, As Amended and Restated

(Full title of the plan)

Michael C. Crapps

President and Chief Executive Officer

First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

(Name and address of agent for service)

(803) 951-2265

(Telephone number, including area code, of agent for service)

________________________________

Copies to: Brittany M. McIntosh John M. Jennings Nelson Mullins Riley & Scarborough LLP 2 West Washington Street Suite 400 Greenville, South Carolina 29601 Telephone: (864) 373-2326

________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

First Community Corporation (“we,” “our,” “us,” “Registrant” or the “Company”) files this registration statement on Form S-8 in connection with the First Community Corporation 2021 Omnibus Equity Incentive Plan, as amended and restated on May 21, 2025 (the “Plan”). This registration statement registers the offer and sale of additional shares of our common stock, $1.00 par value per share (the “Common Stock”) issuable under the Plan. The additional shares relate to an additional 450,000 shares of Common Stock added to the Plan as a result of the amendment and restatement of the Plan, as approved by our shareholders at our Annual Meeting of Shareholders on May 21, 2025, to increase the number of shares of common stock authorized for issuance under the plan by 450,000 shares, from 225,000 shares to 675,000 shares.

We previously filed a registration statement (the “Prior Registration Statement”) on Form S-8 (File No. 333-257550) on June 30, 2021, with respect to the Plan initially approved by the shareholders of the Company on May 19, 2021 at the 2021 Annual Meeting, covering 225,000 shares of our Common Stock authorized for issuance under the Plan. The Prior Registration Statement continues and remains effective as to those shares of Common Stock registered thereunder. Pursuant to General Instruction E to Form S-8, the Prior Registration Statement is incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In addition to the Prior Registration Statement, the following documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company are hereby incorporated in this Registration Statement by reference (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 9, 2025, August 8, 2025, and November 7, 2025, respectively;

•	Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 3, 2025, January 22, 2025, April 7, 2025, April 23, 2025, May 9, 2025, May 22, 2025, July 8, 2025, July 14, 2025, July 23, 2025, July 28, 2025, October 22, 2025, November 5, 2025, November 20, 2025, December 1, 2025, and December 16, 2025;

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on April 26, 1996, including any subsequently filed amendments and reports updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index below.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 27, 2011).
3.2	Articles of Amendment (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on May 23, 2019).
3.3	Amended and Restated Bylaws dated May 16, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on May 18, 2023).
4.1	See Exhibits 3.1, 3.2, and 3.3 for provisions of the Restated Articles of Incorporation, as amended and Bylaws, which define the rights of the shareholders.
4.2	Long-Term Debt: currently no issuance of debt of the registrant exceeds 10% of the assets of the registrant and its subsidiaries on a consolidated basis.

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.*
10.1	First Community Corporation 2021 Omnibus Equity Incentive Plan, as amended and restated*#
23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).*
23.2	Consent of Elliott Davis, LLC, independent registered public accounting firm.*
24.1	Power of Attorney (included on the signature page hereto).*
107	Filing Fee Table.*

*Filed herewith

# Denotes compensatory plan or arrangement

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, State of South Carolina, on December 30, 2025.

FIRST COMMUNITY CORPORATION

By:	/s/ Michael C. Crapps
Name:	Michael C. Crapps
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael C. Crapps or D. Shawn Jordan with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the SEC in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Michael C. Crapps	Director, President and Chief Executive Officer	December 30, 2025
Michael C. Crapps	(Principal Executive Officer)

/s/ D. Shawn Jordan	Chief Financial Officer	December 30, 2025
D. Shawn Jordan	(Principal Financial and Accounting Officer)

/s/ Chimin J. Chao	Chairman of the Board of Directors	December 30, 2025
Chimin J. Chao, Jr.

/s/ Thomas C. Brown	Director	December 30, 2025
Thomas C. Brown

/s/ Ray E. Jones	Director	December 30, 2025
Ray E. Jones

/s/ Jan H. Hollar	Director	December 30, 2025
Jan H. Hollar

/s/ W. James Kitchens, Jr.	Director and Vice Chairman of the Board	December 30, 2025
W. James Kitchens, Jr.

/s/ Mickey E. Layden	Director	December 30, 2025
Mickey E. Layden

/s/ J. Ted Nissen	Director	December 30, 2025
J. Ted Nissen

/s/ E. Leland Reynolds	Director	December 30, 2025
E. Leland Reynolds

/s/ Alexander Snipe Jr.	Director	December 30, 2025
Alexander Snipe Jr.

/s/ Jane Sosebee	Director	December 30, 2025
Jane Sosebee

/s/ Roderick M. Todd Jr.	Director	December 30, 2025
Roderick M. Todd Jr.